ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the _____ day of February, 2019 (the "Effective Date") by and among BEACH HOUSE, LLC, a Florida limited liability company (“Asset Seller”), ARK RESTAURANTS CORP., a New York corporation, or its assigns (“Asset Buyer”) and BOYLE BEACH HOUSE, LLC, a Florida limited liability company (“BBH”).

WHEREAS, BBH owns the real estate described in Exhibit “A”, Parcel 1(“Restaurant Property”) with an address of 300 North Ocean Blvd., Deerfield Beach, Broward County, Florida as reflected in Exhibit “C”; and

WHEREAS, Asset Seller owns real estate described in Exhibit “A”, Parcel 2 (“Parking Property”) with an address of 301 North Ocean Blvd., Deerfield Beach, Broward County, Florida, which provides a minimum of One Hundred Twenty One (121) paved parking spaces for the exclusive use of the restaurant (hereinafter defined) as reflected in Exhibit “D”; and
WHEREAS Asset Seller operates a restaurant and bar known as JB’S ON THE BEACH (the "Restaurant") on the Restaurant Property, the "Business") and owns the assets listed on Exhibit “B” attached hereto and made a part hereof and certain licenses and permits, including a liquor license from the Florida Department of Business Regulation Division of Alcoholic Beverages and Tobacco (the "FLA") to operate the Restaurant (the “Assets”); and

WHEREAS, the closing on the purchase of the Assets from the Seller is subject to and contingent upon BBH entering into a lease agreement (“Lease”) with Buyer or its designated assigns on the Restaurant Property and Asset Seller entering into a parking agreement (“Parking Agreement”) with Buyer or its designated assigns on the Parking Property and BBH and Asset Seller’s lender releasing its lien on the Asset Seller’s Assets being sold as herein provided or providing a Subordination and Non-Disturbance Agreement in favor of Asset Buyer; and

WHEREAS, subject to and on the terms and conditions set forth in this Agreement, the Asset Seller desires to sell, and Asset Buyer desires to buy, substantially all of the assets of the Asset Seller.

NOW, THEREFORE, for and in consideration of the recitals, the mutual covenants and agreements hereafter described and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged; the parties agree as follows:

l. Sale and Purchase,

1.1. Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Asset Seller agrees to sell, convey, transfer, assign and deliver to Asset Buyer and Asset Buyer agrees to purchase from the Asset Seller, the Business as a going concern and Asset Seller's right, title and interest in and to all of the Acquired Assets. As used herein "Acquired Assets ' shall mean all right, title and interest in and to all of the assets of Asset Seller of every kind, character and description, other than the Excluded Assets, which are related to or used in connection with the conduct and operation of the Business, whether personal or real, tangible or intangible and wherever located, whether or not reflected on Asset Seller's financial statements, as such assets may exist on the Closing Date, including, but not limited to, all of its: (a) inventory of materials and supplies, and all furniture, furnishings, signage, fixtures, machinery, trade fixtures, inc1uding, but not limited to, leasehold improvements, security systems, kitchen and other equipment including, but not limited to, pots, pans, glassware, dishes, silverware and small wares, computer equipment, alarm systems, cameras and recording devices, protective cages, electrical installations, safes and all other tangible assets relating to the Business of the Restaurant of every kind and nature; (b) goodwill associated with the Business, all value of the Business as a going concern, and all records related to the Business including, without limitation, customer records, customer information, customers cards, operations manuals, advertising matter, correspondence, mailing lists, credit records, purchasing materials and records, personnel records, blueprints, data bases, distributors, supplier information and records, schedule of repair trade people, and all other data and know-how related to the Business, in any form or medium wherever located; (c) proprietary items including, but not limited to, menus, recipes and plating guides, promotional items and literature, if appropriate, the use of the founding family's namesake, if any, and pictures as it relates to the Restaurant, history of the Restaurant, memorabilia, photographs and decor; (d) telephone and fax numbers, trade names, trademarks and trademark applications, service marks and service mark applications, patents and patent applications, copyrights, assumed names, fictitious names, slogans, domain names, web addresses, web sites, all software and software licenses and all rights in all data processing systems and networks, and all operations manuals, computer hardware, data bases, related documentation and know-how of any kind; (e) credits, prepaid expenses, advance payments, security deposits and prepaid items customarily transferred and paid for in business asset purchase transactions, but only to the extent that in addition to the Purchase Price, credit is given or payment is made for same at Closing; (f) contracts, agreements, commitments, and personal property leases of Asset Seller relating to the Business that are described in detail on Schedule 5.10 which Asset Buyer affirmatively elects in writing to assume (the ''Purchased Commitments"); (g) to the extent assignable, licenses and permits relating to the Business or the Acquired Assets; (h) privileges and advantages of every nature, kind and description, being personal or real, tangible or intangible, located at, on, or under the Real Property or in any way used in connection with the Real Property or otherwise possessed or owned by Seller or in which Seller has any interest whatsoever, all of the licenses, permits, easements, regulatory rights, beach access rights, air rights, roof rights, antenna rights, developer and use rights, and wallscape and signage rights, leases, subleases and rights thereunder; and (j) contractors and manufacturers guarantees, warranties, indemnities or similar rights in favor of the Asset Seller with respect to any of its Acquired Assets. All of the Acquired Assets are being sold, assigned, transferred, conveyed and delivered to Asset Buyer hereunder free and clear of any Lien. As used herein "Lien" shall mean any mortgage, pledge, lien, claim, security interest, assessment, conditional sale agreement, burden, restriction, prior assignment, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any Uniform Commercial Code lien or tax lien.

1.2. Excluded Assets. The Acquired Assets shall not include the assets listed on Schedule 1.2, licenses that are not assignable, and all leases, contracts, agreements, commitments not relating to the Business, all cash and cash equivalents, all of Asset Seller’s rights under this Agreement and all insurance coverage (collectively, the "Excluded Assets").

1.3. Assumed Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, defined below, Asset Seller will pay all of its outstanding obligations so that the Acquired Assets will be free and clear of all liens and encumbrances with all outstanding liabilities paid in full. Buyer will assume and agree to pay, perform and discharge only the obligations of Asset Seller first arising from the operation of the Business following the Closing under the Purchased Commitments (the “Assumed Liabilities”). Notwithstanding any other provision of this Agreement, Asset Buyer will not assume and shall not be responsible for the payment, performance or discharge of any liabilities or obligations of Asset Seller, whether now existing or hereafter arising, unless specifically set forth in this Section 1.3. Without limiting the foregoing, Asset Seller, and not Asset Buyer, shall be responsible for any and all of its respective liabilities, responsibilities, expenses and obligations relating to: (a) the Business (or any part thereto) incurred, accruing or arising before the Closing Date, even if not asserted or discovered until on or after the Closing Date, defined below, and (b) the Excluded Assets.

1.4. Due Diligence. Asset Seller hereby agrees to deliver to Asset Buyer within ten (10) days of the effective date, which shall mean the date on which the last of the Asset Buyer, Asset Seller, BBH and any other party signing this Agreement shall have signed or initialed this Agreement, as applicable (“Effective Date”), those due diligence items ("Due Diligence Items") listed on the attached Exhibit “E” requested by Asset Buyer or as set forth herein. Asset Buyer shall have thirty (30) days ("Due Diligence Period") from receipt of all of the Due Diligence Items to review and to approve the Due Diligence Items and any other information or documentation it acquires. If Asset Buyer, in its sole discretion, does not approve any of the Due Diligence Items or any of the information provided to Asset Buyer pursuant to this section or any information or documentation it otherwise acquires at any time prior to the expiration of the Due Diligence Period, Asset Buyer, at its option, may terminate this Agreement by written notice to Asset Seller delivered at any time within 48 hours after the expiration of the Due Diligence Period, whereupon this Agreement shall become null and void and of no further force and effect, the Deposit (as defined below) shall be returned to the Asset Buyer and the parties hereto shall have no further obligation one to the other. However, in lieu of such immediate termination of this Agreement, Asset Buyer may at its option, notify Asset Seller in writing of those matters as to which it has concerns and extend the Due Diligence Period and Asset Buyer's right to terminate this Agreement and to receive the return of the Deposit as to those items only shall be extended for a period of an additional thirty (30) days in order to give the parties the opportunity to resolve such concerns and the closing date (hereinafter defined) shall be extended accordingly. Asset Buyer's failure to terminate this Agreement pursuant to this Section 1.4 shall not affect Asset Buyer's right to require the satisfaction of all conditions to closing set forth in this Agreement. Asset Buyer and Asset Seller shall also take all necessary steps following execution of this Agreement to obtain the transfer of the Liquor License or to obtain a new liquor license in favor of Asset Buyer necessary to run the Business from the FLA (the "Liquor License").

2. Purchase Price. Upon the execution of this Agreement by all parties, Asset Buyer shall pay to Escrow Agent (hereinafter defined) the sum of (i) an initial refundable deposit of Two Hundred Fifty Thousand Dollars ($250,000.00) (the " Deposit") to Koeppel Law Group, P.A. Trust Account (“Escrow Agent”) and Asset Buyer shall pay to Asset Seller at Closing (hereinafter defined) (i) the sum of Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00), (subject to any prorations, credits or agreed upon adjustments as provided for herein) and (ii) the amount allocated during Inventory in accordance with Section 5.20 hereof for the conveyance, sale and transfer of the Acquired Assets.

Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price, as adjusted in accordance with Section 2 (including any liabilities and other items treated as consideration for the Purchased Assets for U.S. federal income Tax purposes) (the “Allocation Schedule”). Such allocation shall be according to generally accepted accounting principles and set forth on IRS Form 8594. The parties agree that this allocation of the Purchase Price shall be conclusive and binding, and each party hereby covenants and agrees to use such allocation for all purposes, including tax returns. Such Allocation Schedule may be attached in draft form at Closing and replaced with a final schedule within one hundred twenty (120) days after Closing. A copy of the completed IRS Form 8594 shall be executed by Asset Seller and Asset Buyer and be included in their respective tax returns.” The parties hereto shall file all applicable tax returns in accordance with the allocation set forth in this Section 2. Unless otherwise agreed in writing by Asset Buyer and Asset Seller, Asset Buyer and Asset Seller shall (a) reflect the Assets in their books for tax reporting purposes in accordance with such allocation, (b) file all forms required under Section 1060 of the Internal Revenue Code (the “Code”) and all other tax returns and reports in accordance with and based upon such allocation and (c) unless required to do so in accordance with a “determination” as defined in Section 1313(a)(1) of the Code, take no position in any tax return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation.

The Purchase Price shall be payable by Asset Buyer to Asset Seller, in cash, by cashier's check, wire transfer or by immediately available funds, plus or minus the specific items hereinafter described and the usual and ordinary prorations and credits, including but not limited to rent paid for any leased equipment assumed by Asset Buyer, personal property taxes for the year of closing imposed on the assets, gift card liabilities, (collectively, the "Prorations and Credits"). Further, any security deposits held by the vendor/lessor of any leased equipment being assumed by Asset Buyer shall be reimbursed to Asset Seller at the time of Closing provided that said vendor/lessor shall transfer the said security deposit for the benefit of the Asset Buyer as of the Closing Date. The parties hereto agree to re-prorate as to any errors in the listing or payment of Prorations and Credits. Asset Seller shall be responsible for electricity, telephone, water and sewer, gas and other utility charges, salaries and accrued vacation and other benefits of employees, payment of all amounts owed by Asset Seller to any governmental agency or unit, and payment of all amounts secured by Liens against the Acquired Assets accrued prior to Closing. To the extent that one party owes money to the other pursuant to this section, such party shall pay all amounts so owed within thirty (30) days after written notice thereof.

(f) A portion of the Purchase Price, in the amount of Three Hundred Twenty-Five Thousand Dollars, ($ 325,000.00) (the "Escrow Cash") shall be delivered to Asset Buyer's attorney, as Escrow Agent, to be held pursuant to an escrow agreement in form and substance reasonably satisfactory to Asset Buyer and Asset Seller (the “Closing Escrow Agreement”) to secure the indemnification obligations of the Asset Seller under this Agreement. The Escrow Cash will be released in increments of One Hundred Eight Thousand Three Hundred and Thirty-Three Dollars and Thirty-Three Cents ($108,333.33) on the 2nd, 4th and 6th month anniversary of the Closing (hereinafter defined) in accordance with the terms of the Closing Escrow Agreement. The Asset Seller acknowledges and agrees that Asset Buyer's remedies under the Closing Escrow Agreement are not Asset Buyer's sole and exclusive recourses or remedies in connection herewith.

3. Closing. Time is of the essence with respect to all time periods and dates set forth in this Section 3. The closing (the “Closing”) of the transactions contemplated by this Agreement shall be on or before March 31, 2019, and is contingent upon the satisfaction or waiver of the Conditions Precedent (as defined below) (the “Closing Date”). The Closing shall take place at the office of Asset Buyer’s attorney’s offices, 1515 North Flagler Drive, Suite 220, West Palm Beach, Florida 33401, or at such other location which is mutually agreed upon by the parties. The parties hereto agree to cooperate and use reasonable efforts to cause all contingencies to occur by the Closing Date. If through no fault of Asset Buyer or Asset Seller the Closing fails to occur on or before April 30, 2019, then either Asset Seller or Asset Buyer may, without liability, terminate its obligations under this Agreement. If the Closing fails to have occurred on or before May 23, 2019, and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Asset Buyer, Asset Seller shall have the right to retain the Deposit as agreed upon liquidated damages, consideration for execution of this Agreement, and in full settlement of any claims, whereupon Asset Buyer and Asset Seller shall be relieved from all further obligations under this Agreement. If the Closing shall not have occurred on or before May 23, 2019 and the failure of the Closing to occur shall be determined by a court of law or other tribunal have been the fault of Asset Seller, then Asset Buyer shall have the right to maintain suit for any and all remedies, at law or in equity, including, but not limited to, specific performance, against the defaulting Asset Seller for breach of this Agreement.

4. Closing Deliveries.

(a)Closing Deliveries of Buyer. At Closing, Asset Buyer shall deliver to Asset Seller the following: (i) the Purchase Price, less the Deposit and Escrow Cash (as it may be increased hereunder); (ii) certified copy of resolutions duly adopted by Asset Buyer, approving the terms and conditions of this Agreement and authorizing Asset Buyer’s officers to execute, deliver and consummate the same for and on behalf of Asset Buyer; (iii) certificate of Asset Buyer’s good standing as a Delaware limited liability company or other legal entity; and (iv) such other documents as Asset Seller may reasonably request or are required pursuant to this Agreement (“Assumption of Purchased Commitments”).

(b)Closing Deliveries of Asset Seller. At Closing, Asset Seller shall deliver to Asset Buyer the following (i) duly executed bill of sale and assignment agreement with appropriate warranties of ownership covering the Acquired Assets, in form and substance reasonably acceptable to Asset Buyer; (ii) all customer records relating to the operation of the Business at the Location; (iii) certified copy of resolutions duly adopted by the Manager of the Company, approving the terms and conditions of this Agreement and authorizing Seller’s officers to execute, deliver and consummate the Asset sale and the Parking Agreement for and on behalf of Asset Seller; (iv) certified copy of resolutions duly adopted by the Manager of BBH approving the terms and conditions of the Restaurant Lease and authorizing BBH’s officers to execute, deliver and consummate the same for and on behalf of BBH; (v) a certificate of BBH and Asset Seller’s good standing as a Florida limited liability company and certified copies of Asset Seller’s organizational documents; (vi) possession of the Acquired Assets; (vii) at Asset Buyer’s cost, UCC, tax and judgment search reports issued by a company reasonably satisfactory to Asset Buyer evidencing that the Acquired Assets are free from Liens or encumbrances of any sort; (viii) termination statements terminating all financing statements of record on the Closing Date under the Uniform Commercial Code with respect to the Acquired Assets, or a written commitment from the secured party, in form and substance reasonably acceptable to Asset Buyer, to provide the same; (ix) the originals or certified copies of the Purchased Commitments; (ix) a certification to Asset Buyer, in form and substance reasonably acceptable to Asset Buyer, that Asset Seller warrants that, as of the Closing Date they are in good standing, duly authorized, no default has occurred under any material agreement relating to the Acquired Assets, all third party consents needed to sell the Acquired Assets have been obtained and no proceedings are pending against Asset Seller or its members; (x) a written Lease between BBH as landlord (“Landlord”) and Buyer as relates to the Restaurant Property that will provide for: (a) an initial term of twenty (20) years (“Initial Term”); (b) one (1) five (5) year option (“Option Period”) to renew the Lease on the same terms as the Initial Term; (c) annual rent commencing at the rate of “the greater of” Six Hundred Thousand Dollars ($600,000.00) per year or five percent (5%) of gross sales based upon a natural break, plus applicable sales tax; (d) a ten percent (10%) increase every five (5) years during the Initial Term and for the Option Period and a Right of First Refusal to purchase the Restaurant Property; (xi) a written Parking Agreement between Asset Seller and Buyer as related to the Parking Property that will provide for an initial term of twenty (20) years (“Initial Term”) and one (1) five (5) year option to renew with the Initial Term and Option Period to be at no additional rent and a Right of First Refusal to purchase the Parking Property; (xii) a Closing Certificate as described in Section 6 and (xiii) a release or a Non-Disturbance Agreement from Palm Beach Community Bank n/k/a Seacoast Bank (“Seacoast Bank’) of that certain security interest granted to Seacoast Bank on the Asset Seller’s assets; (xiii) a Non-Disturbance Agreement from Seacoast Bank relative to the Lease from BBH to Asset Buyer and the Parking Agreement from Asset Seller to Asset Buyer and such other documents as Asset Buyer’s attorney may reasonably request or are required pursuant to this Agreement.

5. Representations and Warranties of Asset Seller. Except as otherwise disclosed in writing to Asset Buyer on or after the Effective Date, to induce Asset Buyer to execute this Agreement and consummate the transactions contemplated hereunder, the Asset Seller hereby represents and warrants to Asset Buyer as of the date hereof as follows:

5.1 Organization, Good Standing. Authorization. Asset Seller is a limited liability company duly organized, validly existing and in good standing under the provisions the law of the State of Florida. Asset Seller has all requisite company power and authority to own and operate its properties and to carry on its business as now conducted. Asset Seller has all corporate power and the Manager and Members have the authority to enter into this Agreement and all other agreements and documents to be executed by them at Closing pursuant hereto (collectively, the "Acquisition Agreements”). The Acquisition Agreements have been, or will be at the Closing, as applicable, duly executed and delivered by the Asset Seller and shall constitute the legal, valid and binding obligations of Asset Seller, enforceable against Asset Seller in accordance with their respective terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

5.2 No Violation. The execution, delivery, compliance with and performance by Asset Seller of the Acquisition Agreements does not and will not: (i) violate or contravene the articles of organization, as amended to date (the "Charter Documents") of Asset Seller; (ii) violate or contravene any law, rule, regulation, ordinance, order, judgment or decree (collectively, "Applicable Law'') to which such Asset Seller or any of its assets is subject; (iii) conflict with or result in a breach of or constitute a default by any party under any agreement or other document to which Asset Seller is a party or by which any of its assets or properties are bound or are subject; (iv) result in the creation of any Lien upon any of such Asset Seller's properties or the Acquired Assets or give to any person or entity a right of acceleration or termination; (v) require any approval or consent of any person under the Charter Documents of such Asset Seller, or any agreement or other document to which Asset Seller is a party or by which Asset Seller or any of its assets or properties are subject; (vi) result in the termination, modification or cancellation of any transferable license, permit, franchise, governmental authorization, contract, clearance or approval necessary for the lawful operation of the Business by Asset Buyer; and (vii) require Asset Seller to obtain any authorization, consent, permit, filing, clearance, registration or exemption or other action by or from or notice to or filing with (either before or after the Closing Date) any federal or state court, administrative agency or other governmental body, other than the FLA. As to any authorization, consent, approval, permit, filing, clearance, registration or exemption or other action relating to Asset Seller's operation of the Business, there are no waivers, conditions or “grandfathered" conditions which would be reasonably likely to adversely affect the Acquired Assets or the operation of the Restaurant, at the Location on or after the Closing.

5.3 Title. Asset Seller has, and Asset Buyer will receive at Closing, good, valid and marketable title to all of the Acquired Assets, free and clear of all Liens, leases and tenancies (other than the Seacoast Bank lien which must be removed or Asset Buyer provided with a Subordination and Non Disturbance Agreement (“SNDA”) from Seacoast Bank. The Acquired Assets comprise all assets of the Asset Seller other than the Excluded Assets. All tangible personal property at the Location is owned by the Asset Seller and not leased unless otherwise disclosed herein. All of the Acquired Assets are in good operating condition and repair and no maintenance, repairs, or replacement thereof has been unreasonably deferred. There are no financing statements under the Uniform Commercial Code filed with the Florida Secretary of State which name Asset Seller as debtor, excepting only those associated with that certain loan from Palm Beach Community Bank n/k/a Seacoast Bank, a release of which or SNDA shall be a condition precedent to this Closing and financing statements no longer in effect, and Asset Seller has not signed any security agreement authorizing any secured party thereunder to file any such financing statement.

5.4 No Subsidiaries. Asset Seller does not own and has never owned, either directly or indirectly, any interest (whether debt or equity) in any other entity, except as disclosed herein.

5.5 Intellectual Property. Asset Seller has all rights to use and assign all intellectual property which relates to the Business as now operated or used by Asset Seller in the operation of the Business, including the trade name “JB’s on the Beach". The use of such intellectual property by Asset Seller does not infringe on the rights of any other party. Asset Seller has all appropriate licenses (all of which are in full force and effect) to operate its Business and computer programs and all such licenses are freely assignable to Asset Buyer.

5.6 Legal Proceedings. Except as set forth on Schedule 5.6 attached hereto, there are no actions, suits, litigation, proceedings or investigations pending or threatened by or against Asset Seller or by or against any member which relate to the Business or the Acquired Assets, and Asset Seller has not received any written or oral claim, complaint, threat or notice of any such proceeding or claim or is aware of any basis for any such claim.

5.7 Compliance with Laws. In operating the Business, Asset Seller has complied in all material respects with all regulations, rules, ordinances, laws, statutes, orders and decrees of any governmental authority applicable to it (collectively, the "Applicable Laws''). Asset Seller has not received any notice asserting any violation thereof or non-compliance therewith and there is no pending or to the best of Asset Seller’s knowledge, after due inquiry, threatened investigation, inquiry or audit by any federal, state, or local governmental authority relating to Asset Seller, the Business or any of the Acquired Assets.

5.8. Permits and Licenses. (i) Schedule 5.8 identifies all existing licenses and permits and is complete and correct in all material respects; (ii) such licenses and permits constitute all of the licenses and permits currently necessary for the ownership and operation of the Business, including, but not limited to, the food and beverage licenses required to sell and serve food and liquor at the Business; (iii) no default has occurred in the due observance or condition of any license or permit which has not been heretofore corrected; (iv) Asset Seller has not received any notice from any source to the effect that there is lacking any license or permit needed in connection with the operation of the Restaurant or other Business operation connected therewith; and (v) all licenses and permits (except those listed on Schedule 1.2) are assignable to Asset Buyer. Each permit and license held by Asset Seller (including the Liquor License) is valid and in full force and effect, all fees and deposits required in connection therewith have been paid, and no such license or permit is subject to any limitation, restriction, probation or other qualification. There is not pending, or to the best of Asset Seller's knowledge, after due inquiry, threatened, any investigation or proceeding which would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any such license or permit or the imposition of any fine, penalty or other sanctions for violation of any such license or permit requirements. Asset Seller now has, and has had at all relevant times, all licenses and permits required to legally own and conduct the Business and to own and use the Acquired Assets. There are not any orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Business conducted by the Asset Seller or the properties of the Asset Seller and which would reasonably be expected to materially adversely affect the properties, Acquired Assets, liability, operations or prospects of Asset Buyer after the Closing Date.

5.9  Commitments. Asset Seller has delivered or made available to Asset Buyer or will deliver within three (3) business days of the Effective Date, true and correct copies of all written contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets, including without limitation, all amendments thereto. A true, correct and complete list and summary description of all such written documents and any and all oral contracts, agreements, commitments, arrangements and personal property leases which relate to the Business and/or the Acquired Assets is attached hereto as Schedule 5.10. Asset Buyer shall during the Due Diligence Period determine which, if any, of the Commitments it wishes to assume (“Purchased Commitments”). All Purchased Commitments are in full force and effect (and are expected to be in full force and effect immediately following the Closing) and represent the valid and binding obligations of Asset Seller and other parties. The Asset Seller and all other parties thereto have performed in all material respects all obligations required to be performed by it or them thereunder, respectively. Neither Asset Seller nor any other party is (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, and Asset Seller has not received any notice of any default or termination of any such Purchased Commitment from any other party thereto and Asset Seller is not aware of any facts or circumstances (with or without the lapses of time or the giving of notice or both) under which it would be reasonably likely that there would be a default or termination of any such Purchased Commitment. Asset Seller has no outstanding powers of attorney relating to the Business or the Acquired Assets.

5.10  Financial Statements. Asset Seller has heretofore delivered to Asset Buyer, or will deliver within three (3) business days of the Effective Date, its financial statements for the month of January 2019 and for the years ended December 31, 2018 and 2017 and its tax returns for the years 2018, 2017 and 2016 signed by a principal of Asset Seller and its accountant. In the event Seller has not filed its corporate tax return for the year 2018, Seller shall deliver a copy to Asset Buyer simultaneously with the filing of same with the Internal Revenue Service; and Asset Seller will deliver to Asset Buyer as soon as practicable its financial statements for each month in 2019 which elapses prior to the Closing Date together with copies of its sales tax reports for the months January through closing and for the years ended December 31, 2018 and 2017. The financial statements referred to in the first sentence of this Section 5.10 (collectively, the "Financial Information") are based upon the information contained in the books and records of the Asset Seller and present fairly the assets, liabilities and financial condition of the Asset Seller as of the respective dates thereof and the results of such Asset Seller's operations for the periods ended as of the respective dates thereof. The Financial Information in each case has been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with prior periods and the Financial Information does not materially overstate or understate the gross revenues or net income or the major operating expenses, including, but not limited to, food and beverage purchases, salaries, and payroll tax expenses of Asset Seller.

5.11. No Undisclosed or Transferee Liability. Asset Seller has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, that is not reflected or reserved against in the Financial Information, other than liabilities incurred in the ordinary course of business after the date of the latest of the Financial Information. All debts, liabilities and obligations of Asset Seller or otherwise relating to the Business or the Acquired Assets incurred after the periods covered by the Financial Information have been incurred in the ordinary course of business, consistent with past practice, and are usual and normal in amount. The transactions described herein will not result in Asset Buyer being subject to any "transferee liability" of any type (other than as expressly assumed by Asset Buyer and for which Asset Buyer receives a credit under this Agreement), including, without limitation, any liability for Asset Sellers' debts and obligations to creditors or to any state, local or federal taxing body or to the Florida Department of Labor or similar governmental entity or division or to its current or former employees.

5.12 Brokers. Asset Seller has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement. Broker identified on Schedule 5.12 shall be paid by Buyer in accordance with a separate written agreement between Broker and Buyer.

5.13 Taxes. Asset Seller is not delinquent with respect to money due to any federal, state, or local taxing authority or any other governmental entity for income tax or any other tax, or interest, penalties, assessments or deficiencies relating thereto (collectively, "Taxes"). Asset Seller has filed all federal, state and local and all other tax returns which it is required to have filed. Asset Seller has paid or made adequate provision for the payment of all Taxes which have or may become due pursuant to said returns or pursuant to any assessment received with respect thereto, or which is otherwise due and payable by such Asset Seller. As of the Closing Date, Asset Seller shall have paid all accrued sales taxes owed by Asset Seller in the state of Florida. No adjustment of or deficiency of any Taxes or claim for additional Taxes has been proposed, or to the best of Asset Sellers' knowledge, threatened, asserted or assessed against Asset Seller. There are no audits or other examinations being conducted or, to the best of Asset Seller’s knowledge, after due inquiry, threatened by any taxing authority, and there is no deficiency or refund litigation or controversy in progress or, to the best of Asset Seller’s knowledge, after due inquiry, threatened, with respect to any Taxes previously paid by Asset Seller or with respect to any returns previously filed by Asset Seller or on behalf of Asset Seller. Asset Sel1er has not made any express waiver of any statute of limitations relating to the assessment or collection of Taxes.

5.14 Members' Ownership. Katie Boyle is the 100% owner of all of the issued and outstanding Membership Units of Asset Seller. Asset Seller (and no other person or entity) owns all right, title or interest in personal property of any kind that was actually used and was necessary to the conduct of the Business by Asset Seller, whether tangible or intangible, wherever located.

5.15 Employee Matters. Except as set forth a Schedule 5.1(a) attached hereto, no employee of Asset Seller has a written employment agreement or is other than an "at will" employee. Asset Seller does not have nor maintain any pension, profit sharing, thrift or other retirement plan, employee benefit plan, employee stock ownership plan, deferred compensation, stock option, stock purchase, performance share, bonus or other incentive plan, severance plan, health or group insurance [other than with certain employees listed on Schedule 5.15(a)] or other welfare plan, or other similar plan, agreement, policy or understanding. Asset Seller is not a party to, and Asset Seller is not subject to, any collective bargaining or other agreement or understanding with any labor union, and no approval by any labor union is required to complete this transaction. Prior to the date hereof, no labor union has attempted to represent employees of the Asset Seller at the Location. Asset Seller is not privy to or involved in any labor or union controversy or other interaction of any kind. There are no grievances, disputes or controversies with any individual or group of employees which would reasonably be expected to have a material and adverse effect on the Business. The Asset Seller has not received notice of any labor action for failure to pay Asset Seller's employees appropriately and Asset Seller has no knowledge of any potential wage dispute or claim for unpaid minimum wages under the Florida Minimum Wage Act nor does it owe any employees unpaid salaries, accrued and unpaid vacation time or unpaid overtime except for those monies due and owing at Closing which shall be adjusted at Closing as a credit in favor of Asset Buyer. Schedule 5.15(b) identifies the name and current compensation of each current employee of Asset Seller. There is no unfair labor practice charge or other employee-related or employment-related complaint against Asset Seller pending or, to the best of Asset Seller’s knowledge, threatened before any Governmental Authority. To the best of Asset Seller's knowledge, without independent inquiry, Asset Seller has substantially complied with, and is currently in substantial compliance with, all Governmental Requirements relating to any of its employees or consultants (including, without limitation, any Governmental Requirement of the Occupational Safety and Health Administration), and Asset Seller has not received from any Governmental Authority any written notice of Asset Seller's failure to comply with any such Governmental Requirement. Within fourteen (14) business days after the Closing Date, Asset Seller shall pay all of its employees for all salary and other benefits that accrue prior to the date of the Closing. All employees will be provided with the appropriate WARN Act notices and then terminated by Asset Seller as of the Closing Date, and Asset Buyer agrees to hire any or all of said employees effective from the Closing Date, as determined in Asset Buyer’s sole and absolute discretion.

5.16 No Discounts or Promotions Asset Seller has not entered into any special programs or arrangements whereby any customer or employer or group thereof is entitled to a lesser fee or preferential treatment offered to all customers after the Closing. Asset Buyer shall receive a credit for all outstanding gift cards that have not been redeemed as of the Closing Date.

5.17 No Change. Since the Effective Date there has not been: (a) any change in the condition of the Acquired Assets; (b) any contract, agreement, lease or other commitment or arrangement (written or oral) entered into or amended relating to the Business; (c) any indebtedness, liability or obligation created, incurred or assumed by Asset Seller; (d) any acquisition by Asset Seller of any Acquired Assets in any transactions with any of Asset Seller's officers, directors or Shareholders, or any relative by blood or marriage or any Affiliate (as hereinafter defined) thereof or of Asset Seller, or any acquisition of any Acquired Assets of material value in any transaction with any other person or entity; (e) any material change in Asset Seller's maintenance of its books of account; (f) any sale, lease or other disposition of or agreement to sell, lease or otherwise dispose of any of the Acquired Assets, except in the ordinary course of business and consistent with past practice; or (g) any other event, condition, change or circumstance which has had, or is reasonably expected to have, a material adverse effect, on Asset Seller or the Acquired Assets taken as a whole. "Affiliate" shall mean any party which is directly or indirectly controlling, controlled by or under common control with another person or entity.

5.18 Solvency. Assuming that Asset Buyer performs all of its obligations under this Agreement, Asset Seller will have sufficient funds to satisfy all obligations owed to its creditors. Asset Seller is solvent and has assets which have a fair value in excess of its liabilities. The Purchase Price is fair, has been negotiated on an arms-length basis, and is greater than what Asset Seller could obtain for the Assets if such Assets were sold on a liquidation sale basis. Asset Seller has had the opportunity to consult with its independent advisors as to the merits of the transaction described herein. Asset Seller is not entering into this transaction under duress nor as result of the requirement of any lender, creditor or the FLA.

5.19 Inventory. Immediately after the close of business on the day immediately preceding the Closing Date, Asset Seller and Asset Buyer shall conduct a physical count of the entire inventory (the “Inventory”). The Asset Seller shall provide at least three (3) days prior to Closing a report of all existing inventory at the Location that at such time is owned by Asset Seller and which is: (a) usable or saleable in the ordinary course of the Business; (b) sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and (c) carried on the books of Asset Seller at an amount which reflects its costs. After such determination, Asset Seller shall provide evidence by original paid invoices of the cost of such useable and saleable Inventory in the form of a certified report of the Inventory at the Location and the Asset Buyer and Asset Seller shall jointly determine the amount to be added to the Purchase Price (the "Inventory Report") setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price and Asset Buyer shall acquire the items on the Inventory Report free and clear of all liens and encumbrances. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory. Inventory shall include, but not be limited to, all useable and unopened beer, wine and liquor inventories of Asset Seller, as well as food products that Asset Buyer and Asset Seller jointly agree shall be sold by Asset Seller to Asset Buyer under the terms of this Agreement. As used herein “useable” shall mean inventory which is in good and saleable condition and of the quality regularly sold and served to customers of Asset Seller in the usual course of business.

No less than three (3) days prior to Closing, Asset Seller shall provide a certified Inventory Report at the Location and the corresponding cost associated therewith setting forth the value of the Inventory at cost for the purposes of calculating the Purchase Price. The value of the Inventory shall be calculated at one hundred percent (100%) of the aggregate cost of the Inventory.

5.20 Disclosure. No representation or warranty in this Section 5 contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
There is no fact or circumstance known to Asset Seller that has not been disclosed in writing to Asset Buyer that is reasonably likely to materially and adversely affect the Acquired Assets or the conduct of the Business following the Closing.

5.21 Environmental. Asset Seller (i) is not aware of any active and open environmental matters affecting the Property in violation of any applicable law, (ii) has not received any notice of violation of environmental regulations/laws (iii) has not been advised or have knowledge of any underground tanks or asbestos located in or under the Restaurant Property; (iv) has complied with all present and future federal, state and local laws (including common law) and ordinances and all rules, regulations, requirements, orders, directives, injunctions and decrees of any governmental authority, relating to Hazardous Materials (hereinafter defined) and the protection of human health, safety or the environment where the Property is located or where any Hazardous Materials are used, generated or disposed of by or with respect to the Property; and (v) has no knowledge of any previous contamination remediation on the Restaurant Property.

“Hazardous Materials” means any substance, material or waste that is classified, regulated or otherwise characterized under any environmental law as hazardous, toxic, explosive, radioactive, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum and any fraction thereof and additives thereto, asbestos, polychlorinated biphenyls, nuclear waste, and any toxic mold or fungus of a type that might pose a risk to human health or the environment or negatively impact the Restaurant Property of Seller’s Assets (“Toxic Mold”).

6. Conditions Precedent. Asset Buyer shall not be obligated to close the transactions contemplated by this Agreement unless each of the following conditions are satisfied, or expressly waived in writing by Asset Buyer (collectively, the "Conditions Precedent”): (a) Asset Seller shall have executed and delivered to Asset Buyer at the Closing a Certificate certifying: (i) as to the fulfillment of the matters contained in this Section 6 and (ii) that as of the Closing Date the representations and warranties of the Asset Seller contained in this Agreement are true, complete and accurate to the same extent and with the same force and effect as if made on such date; (b) the Asset Seller shall have materially performed, satisfied and complied with all obligations and covenants of Asset Seller required by this Agreement to be performed or complied with by it, at or before the

Closing; (c) Asset Seller shall have delivered to Asset Buyer at or before the Closing, as applicable hereunder, all documents and all other items required hereunder to be delivered by it, in form and substance reasonably satisfactory to Asset Buyer, with all such documents which require Asset Seller's execution having been duly executed, as applicable, by Asset Seller; (d) Asset Seller and Asset Buyer shall have obtained all necessary approvals, consents and clearances from governmental authorities (including but not limited to Department of Business and Professional Regulation and Department of Revenue) and others in connection with the transactions contemplated by this Agreement (the "Consents"), (e) no new law or amendment to any existing Applicable Law has been enacted, proposed, promulgated, issued or otherwise effectuated which precludes the transaction contemplated by this Agreement or which would materially adversely affect or is reasonably likely to materially adversely affect in Asset Buyer's reasonable determination, the profitability or legality of the Business; (f) there has been no material adverse change in the Business assets, liabilities, results of operations or prospects of Asset Seller since the date of this Agreement; (g) BBH and Asset Buyer have entered into the long term Lease on the Restaurant Parcel that provides for: (i) an initial term of twenty (20) years (“Initial Term”); (ii) one (1) five (5) year option (“Option Period”) to renew the Lease on the same terms as the Initial Term; (iii) annual rent commencing at the rate of “the greater of “Six Hundred Thousand Dollars ($600,000.00) per year or five percent (5%) of gross sales based upon a natural break, plus applicable sales tax; and (iv) a ten percent (10%) increase every five (5) years during the Initial Term and for the Option Period and a Right of First Refusal to purchase the Restaurant Property (h) Asset Seller and Asset Buyer have entered into a Parking Agreement on the Parking Parcel which provides in part that in the event Asset Seller sells or develops the Parking Parcel that Asset Seller or its buyer and/or its successors and assigns shall provide one hundred twenty one (121) legally sized paved parking spaces for the exclusive use of the Lessee, its successors and/or assigns at no additional cost to Lessee and as a condition of any development of the Parking Lot, Lessee shall be provided with temporary parking for one hundred twenty one (121) legally sized paved parking spaces, in a location acceptable to Lessee until such time that the restaurant’s exclusive parking is replaced in its original location. A Memorandum of Lease shall be recorded in the Public Records of Broward County, Florida memorializing the terms of this agreement and shall provide for a Right of First Refusal to purchase the Parking Property. Asset Seller shall obtain (i) a release or a SNDA from Seacoast Bank of that certain security interest granted to Seacoast Bank on BBH Assets and the Asset Seller’s assets

If the FLA shall fail or refuse to issue the Liquor License and if Asset Buyer shall have made a good faith effort to obtain the Liquor License, then Asset Buyer may, without liability, )(i) extend the Closing for a period of time not to exceed six (6) months or (ii) terminate its obligations under this Agreement. Asset Seller shall cooperate with Asset Buyer to: (i) obtain the FLA's and other governmental agencies approval to operate the Business at the Location and (ii) complete the transactions contemplated by this Agreement.

7. Pre-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants between the Effective Date and the Closing Date:

7.1 Confidentiality.

(a) At all times after the parties' full execution of this Agreement, each of the parties hereto will hold, and will cause its officers, representatives, brokers, attorneys, advisers and affiliates to hold, in confidence and not disclose to any other person, entity or governmental unit for any reason whatsoever this Agreement, the terms hereof, or the transactions contemplated hereby (collectively, the "Information"), except to the extent: (i) necessary for such party to consummate and give full effect to the transactions contemplated hereby, (ii) such Information is required by order of any court or by law or by any regulatory agency to which either party is subject or in connection with any civil or administrative proceeding (each party agreeing to give prior notice of such required disclosure, to the extent practical, to the other party), (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of any party hereto or any such party's officers, representatives, brokers, attorneys, advisers or affiliates, (iv) necessary in connection with the enforcement of the terms of this Agreement, or (v) permitted in writing by all parties hereto.

(b) Asset Buyer and Asset Seller acknowledge that either party's failure to comply with the promises contained in Section 7.1 will constitute a substantial and material breach of this Agreement. Parties further acknowledges that any remedy at law for any breach or threatened or attempted breach of the covenants contained in Section 7.1 may be inadequate and that the violation of any of the covenants contained in Section 7.1 will cause irreparable and continuing damage to the Business. Accordingly, the

Parties shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder, including, without limitation, an order restraining any further violation of such covenants, or any other relief a court might award, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security, and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which either party may be entitled. The covenants in Section 7.1 shall run in favor of the parties and its affiliates, successors and assigns. The provisions of Section 7.1 shall survive the Closing or termination of this Agreement.

(c) In the event a Closing does not occur, the Asset Buyer and Asset Seller will return all Information to the party that provided same or destroy all Information that is in tangible form, together with any copies that may have been made, and provide written certification that the foregoing has been completed.
7.2 Reasonable Efforts. Each of the parties hereto will use all reasonable efforts to take such actions as are to be taken by each of them respectively hereunder prior to Closing, provided that no party is obligated to waive any condition to its obligations to close or to waive any performance of this Agreement by the other party hereunder. The Asset Seller agrees to use commercially reasonable efforts to obtain the Consents required under this Agreement and Asset Buyer shall use commercially reasonable efforts to assist in the obtaining of such Consents. Each party shall be responsible for its own costs and expenses relating to using its efforts as required hereby in obtaining the Consents.

7.3 Ordinary Course. Asset Seller will, unless Asset Buyer otherwise consents in writing: (a) own and use the Acquired Assets in accordance with all Applicable Laws, in the ordinary course, and in a manner which will not be reasonably expected to have a material adverse effect on the Acquired Assets, (b) maintain the Acquired Assets in good repair and working condition and maintain and keep in force existing insurance on the Acquired Assets, (c) maintain any and all relationships with its existing employees, customers, suppliers and any other persons or firms with whom Seller has significant contact in connection with the operation of the Business and take such other and further actions as may be reasonably necessary to preserve the goodwill of the Business, including the prompt payment of all suppliers and vendors; maintain its books and records in the ordinary course, consistent with past practice, (d) maintain the Inventory at the level described on Schedule 5.19 and (e) comply in all respects with all of the terms of the Purchased Commitments and continue operating the Business in the ordinary course. In addition, Asset Seller will not, without Asset Buyer's prior written consent: (i) remove, relocate, sell, transfer, pledge, lease, hypothecate or otherwise dispose of any of the Acquired Assets outside of the ordinary course of business, (ii) enter into, engage in, or become a party to, directly or indirectly, any transaction or agreement other than in the ordinary course of business, or (iii) increase the compensation of any employee or independent contractor of the Business.

7.4 Cooperation. No party hereto will intentionally take any action that would cause any condition set forth in this Agreement not to be fulfilled, including without limitation, taking or causing to be taken any action that would cause the representations and warranties made by such party in this Agreement not to be true and correct in all material respects as of the Closing. Asset Seller shall cooperate with Asset Buyer relative to the execution of any and all permits and licenses reasonably requested by Asset Buyer prior to Closing.

7.5 Governmental Filings. Each party hereto will promptly make all governmental filings or other submissions which may be necessary in order for such party to be able to consummate the transactions contemplated by this Agreement.

7.6 Taxes and Fees. Asset Seller shall prepare and timely file, in a manner consistent with Applicable Laws, all tax returns relating to the Business and/or the Acquired Assets required or permitted to be filed on or before the Closing Date.

7.7 Access. From time to time and at any time during normal business hours, Asset Seller shall give Asset Buyer and its representatives reasonable access to the Real Property, the Business and Acquired Assets from the date hereof and through the Closing Date and shall promptly furnish to Asset Buyer and its representatives such information and records relative to the Business and the Acquired Assets as they shall, at any time and from time to time, reasonably request, including but not limited to, financial reports of operations and reports and other information as to the status of Asset Seller's liabilities to its vendors.

7.8 Exclusivity. Asset Seller acknowledges that Asset Buyer has devoted and will devote substantial time and has incurred and will incur out of pocket expenses (including attorneys' fees and expenses) in connection with conducting business, financial, and legal due diligence investigations of Asset Seller and the Business, drafting and negotiating this Agreement and all related agreements and consummating the transactions contemplated hereby and thereby. In the event that Asset Seller violates any provision of this Agreement, Asset Buyer shall have such remedies as are set forth herein. To induce Asset Buyer to take the actions contemplated under this Agreement and the related agreements and to incur such expenses, from the date of this Agreement until the earlier of the Closing or termination of this Agreement, Asset Seller will not directly or indirectly: (a) enter into any written or oral agreement or understanding with any person or entity (other than Asset Buyer) regarding a sale (directly or indirectly including by way of merger or consolidation) of all or any part of the Business or the Acquired Assets or the use of the Location; or (b) solicit, initiate or encourage the submission of any proposals or offer from any person or entity (other than Asset Buyer) regarding the possibility of any such sale or such use or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

7.9 Pre-Closing Obligations. Asset Seller shall promptly pay, perform and discharge in full and in accordance with their respective terms, all liabilities and obligations relating to the Acquired Assets and/or the Business which accrue prior to the Closing (regardless of when they actually arise), and all other Excluded Liabilities, and Asset Buyer shall have no responsibility therefor.

7.10. Further Actions. From the date hereof to the Closing or termination of this Agreement, the Asset Seller will provide prompt notice to Asset Buyer of any fact, condition, event or occurrence that will or is reasonably likely to result in the failure of any of the conditions contained in this Agreement to be satisfied or the breach of any representation or warranty set forth herein.

7.11  Liquor License. The parties acknowledge that the liquor license is not freely assignable, and that Asset Buyer and the principals of the Asset Buyer shall be obligated to apply for a liquor license in its name. The Asset Seller will reasonably cooperate and assist the Asset Buyer in all matters relating to the transfer and assignment of its liquor license to the Asset Buyer including, without limitation, the execution and delivery of all documentation required by the g~~o~~vernmental a~~u~~thorities with reference thereto, but at no cost or expense to the Asset Seller. Without in any manner limiting to the foregoing, Asset Seller will, within two (2) business days of Asset Buyer’s request execute the Division of Alcoholic Beverages and Tobacco applications in duplicate and have its signatures notarized. Asset Seller will also execute the required surcharge form for transfer of licenses. Asset Buyer shall use the applications to determine Asset Seller’s status at the Department of Revenue with regards to the sales tax and at the Division of Alcoholic Beverages and Tobacco with regard to surcharges. Asset Seller agrees to immediately cure any deficiencies caused by Asset Seller that may affect Asset Buyer’s ability to obtain a transfer of the liquor license. Asset Buyer will apply for a temporary liquor ~~l~~icense to be issued on or before the Closing Date. Asset Seller agrees it will permit a health inspection of the Property by the Division of Hotels and Restaurants prior to Closing, upon request of the Asset Buyer.

8. Indemnification. The Asset Seller agrees to and shall defend, indemnify and hold harmless Asset Buyer and its managers, members, employees, agents, representatives and its and their respective successors and assigns (collectively, the "Asset Buyer Indemnified Parties") harmless from and against any and all losses, damages, claims, actions, lawsuits, demands, proceedings, assessments, judgments, deficiencies, costs, expenses (including without limitation, reasonable attorneys’ fees and expenses), and governmental actions of every kind, nature or description (collectively, "Losses") which arise out of or relate to any of the following: (a) the operation of the Business at any time on or prior to the Closing Date; (b) any breach of any representation, warranty or covenant made by the Asset Seller in this Agreement; (c) any failure by the Asset Seller to perform, comply with or observe any one of more of its covenants, agreement or obligations contained in this Agreement; (c) liability arising from a breach or error by Asset Seller in connection with the representations and warranties set forth in Section 5 and (d) any transferee liability for which the Asset Buyer Indemnified Parties become liable on account of any obligation of Asset Seller, including, but not limited to, any tax liability that the Asset Buyer assumes by law. If there is any indemnification claim hereunder, Asset Buyer shall promptly cause notice of the claim to be delivered to the Asset Seller provided that the failure to give such notice shall not affect the Asset Buyer Indemnified Parties' right to indemnification hereunder. The Asset Seller shall defend such claim at their sole cost and expense with legal counsel selected by the Asset Seller. The Asset Buyer and its counsel shall have the right to participate in the defense of any such claim at the Asset Buyer's sole cost and expense. If notice is given and the Asset Seller fails to promptly assume or assert the defense of the claim in good faith, the claim may be defended, comprised or settled by the Asset Buyer without the Asset Seller's consent and the Asset Seller shall remain liable under this Section 8. Notwithstanding any provision of this Section 8 to the contrary: (a) the Asset Buyer may retain control over the defense (at the cost of the Asset Seller) of any claim hereunder if such claim is for injunctive or other equitable relief; and/or (b) if in the reasonable opinion of the Asset Buyer there may be a conflict between the positions of the Asset Buyer and Asset Seller in conducting the defense of an action or that there may be legal defenses available to Asset Buyer different from or in addition to those which counsel for the Asset Seller would be able to raise, the Asset Buyer shall be entitled to maintain its own independent defense of such action and the reasonable fees and expenses of the Asset Buyer's counsel shall be paid by the Asset Seller. Asset Seller cannot settle a matter other than for dollar damages without the consent of Asset Buyer.

9. Post-Closing Covenants. In addition to other obligations contained in this Agreement, the parties hereto shall perform their respective obligations under the following covenants after the Closing:

9.1. Taxes. Asset Seller shall pay any and all sales, use, transfer or other taxes due or owing in connection with the transfer and conveyance of the Assets hereunder, and Asset Buyer shall have no liability therefor.
9.2. Asset Seller's Employees. Asset Seller acknowledges that on or after the Closing Date, Asset Buyer may hire one or more persons previously employed by Asset Seller, that any such persons shall be treated as new hires by Asset Buyer and that Asset Buyer's employment of such persons shall in no way limit Asset Seller's obligations to pay any amounts or provide any benefits to such persons in connection with their employment by Asset Seller or the termination thereof. Nothing herein shall obligate Asset Buyer to employ such employees or to employ them for any specific time period or to provide them with any specific benefits or pay rate.

9.3. Records. Asset Seller will not dispose of or destroy any records relating to the Business or the Acquired Assets which are not delivered to Asset Buyer at or prior to Closing for five (5) years thereafter and will provide Asset Buyer with access to review and copy any such records during such period.

9.4. Restrictive Covenants. The Asset Seller, John J. Boyle, Katie Boyle and BBH acknowledge and agree that Asset Buyer would not have entered into this Agreement to purchase the Acquired Assets but for the following restrictive covenants, that the provisions of this Section 9.4 are supported by good and sufficient consideration, that the Asset Seller (including, but not limited to, officers, shareholders, employees, family members and agents thereof) possesses information and expertise relating to the Business and the Acquired Assets that will enable them to injure Asset Buyer and diminish the value of the investment by Asset Buyer in the Business and the Acquired Assets if the Asset Seller should engage in any business that is competitive with the Business conducted by Asset Buyer. The Asset Seller hereby represents and warrants that the Asset Seller (including, but not limited to the officers and shareholders thereof, and their families) does not own a restaurant that operates within the restricted area (hereinafter defined) and they hereby covenant and agree to deliver to Asset Buyer during the Due Diligence Period, non-disclosure and noncompetition agreements, in a form acceptable by Asset Buyer, executed by all Key Personnel, as identified by Asset Seller and provided as a list to be adopted as Schedule 9.4 during the Due Diligence Period. This separate non-competition agreement shall provide (a) for a period of five (5) years after the Closing Date (the “Restriction Period”) Key Personnel shall not: within twenty-five (25) miles of the Location, (“Restricted Area”) directly, or as an owner, officer, employee, agent, or otherwise, operate a restaurant, bar or catering hall or banquet facility either with the name “JB’s on the Beach” or any similar name and/or menu, design, or style of service similar that of the Restaurant Business; (b) for a period of three (3) years after the Closing Date directly or indirectly, as an owner, officer, employee, agent, or otherwise solicit for employment or employ any employees of the Business or cause any employee of Asset Buyer to leave his or her employment, or to seek employment with any person or entity other than Asset Buyer; or (c) they shall not directly or indirectly, solicit, induce or encourage any dealer, supplier or customer of Asset Buyer to modify or terminate any relationship, whether or not evidenced by a written contract, with Asset Buyer. If any provision of this Section 9.4 or Section 7. 1 is violated, in whole or in part, Asset Buyer shall be entitled in addition to damages upon application to any court of proper jurisdiction, to seek a temporary restraining order, preliminary injunction or permanent injunction, to restrain and enjoin such violation without prejudice as to any other remedies Asset Buyer may have at law or in equity and Asset Seller hereby consents to the issuance thereof by any court of competent jurisdiction. The Asset Seller agrees that the restrictions in this Section 9.4 or Section 7.1 are reasonable and necessary for the protection of Asset Buyer's business and goodwill and that Asset Buyer will suffer irreparable injury, for which monetary damages alone may be inadequate, if Asset Seller engages in the prohibited conduct. If Asset Buyer seeks a temporary restraining order, preliminary injunction or permanent injunction, Asset Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon and Asset Seller waives any requirement for the securing or posting of any bond in connection with such remedy. If any provision of this Section 9.4 is held by any court of competent jurisdiction to be unenforceable, or unreasonable, as to time, geographic area or business limitation, the parties agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable law and the court in each case shall reduce the necessary terms to a permissible duration, burden or scope. The parties further agree that, in such event, the remaining restrictions contained herein shall be severable and shall remain in effect and shall be enforceable independently of each other. Upon any breach of the covenants contained in this Section 9.4 whether or not there is litigation, the restrictions as to duration contained therein shall be deemed automatically extended for a period at least equal to the total period of such breach or breaches.

'

10. Miscellaneous

10.1 Notices. All notices consents, demands and other communications hereunder are to be in writing and must be sent or transmitted by (i) United States mail, certified or registered, return receipt requested (ii) confirmed overnight courier service, or (iii) confirmed facsimile transmission properly addressed or transmitted to the address of the party below or to such other mailing address or facsimile number as one party shall provide to the other party in accordance with this provision and are deemed to have been duly given or made on the delivery date if delivery is made during applicable normal working hours, or on the next business day if deliver after applicable normal working hours. In the event a delivery or notice deadline falls on a weekend or holiday, then the applicable deadline will be extended to include the first business day following such weekend or holiday.

If to Asset Buyer: Ark Restaurants Corp.
85 Fifth Avenue
New York, New York 10003-3019
Attention: Michael Weinstein, Chairman of the Board, Chief Executive      Officer
Email: michael.weistein2@gmail.com

with a copy to:  Joel P. Koeppel, Esq.
Koeppel Law Group, P.A.
1515 North Flagler Drive, Suite 220
West Palm Beach, Florida 33401
Telephone: (561) 659-6455
Facsimile: (561) 659-7006
Email: Joel@KoeppelLawGroup.com

and if to Asset Seller: Beach House, LLC
300 North Ocean Blvd.
Deerfield Beach, Florida 33441
Attention: Katie Boyle, Manager
Email: boylecorp@gmail.com

and if to BBH:  Boyle Beach House, LLC
300 North Ocean Blvd.
Deerfield Beach, Florida 33441
Attention: John Boyle, Manager
Email: boylecorp@gmail.com

with copy to:    Drew B. Sherman, Esq.
Craig B. Sherman, Esq.
Sherman & Sherman, P.A.

2000 Glades Rd., Suite 204
Boca Raton, Florida 33431
Telephone: (561) 300-5888
Facsimile: (561) 300-5880
Email: drew@shermanslaw.com; craig@shermanslaw.com

10.2 Construction. This Agreement constitutes the entire understanding of the parties and may be amended only by a writing executed by all of the parties to be bound. The section and subsection beadings of this Agreement have been inserted solely for convenience of reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. The parties agree that they have had the opportunity to read this Agreement and obtain the advice of legal counsel, and further agree that the provisions set forth herein are fair and reasonable. The recitals form an integral part of this Agreement and are hereby incorporated herein. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party hereto.

10.3 Invalidity. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same provision as applied to any other fact or circumstance shall not be affected or impaired thereby and shall remain valid and enforceable.

10.4 Waiver. No failure of any party to exercise any right or remedy given such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party's right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.

10.5. Assignment; Binding Effect. No party may assign its rights or delegate its obligations hereunder without the consent of the other party; except that Asset Buyer may assign its rights under this Agreement to a corporation, limited liability company or other similar entity owned and controlled by Asset Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

10.6. Facsimile and Counterparts. This Agreement may be executed by facsimile and/or simultaneously in one or more counterparts, each of which shall be deemed an original, but any of which together shall constitute one and the same instrument.

10.7 Risk of Loss. In the event there is a material loss regarding the Business or the Location between the Effective Date and the Closing Date, Asset Buyer, at its option, may (a) terminate this Agreement and the parties hereto shall have no further obligations hereunder, or (b) close the transaction described herein, provided that Asset Buyer shall be entitled to a credit for the fair value of any Acquired Assets destroyed or damaged on account of such loss.

10.8 Joint and Several Liability. In this Agreement and in every document executed in connection with or pursuant hereto, each Member joins in each and every representation, warranty and covenant made by the Asset Seller and joins in and does guarantee each and every ob1igation of the Asset Seller under this Agreement and those other documents.

10.9 Submission of Agreement. The submission of this Agreement to the Asset Seller or their agents or attorneys for review shall not be deemed an offer to purchase from Asset Buyer, and no agreement with respect to the purchase and sale of the Acquired Assets shall exist unless and until this Agreement is executed and delivered by the Asset Seller and Asset Buyer.

10.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed to create any partnership, joint venture or other relationship between the Asset Seller and Asset Buyer (other than the relationship of seller and/or member and buyer). No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person or entity other than the Asset Seller and Asset Buyer.

10.11 Further Assurances. Consistent with the terms and conditions hereof each party shall execute and deliver all instruments, certificates and other documents and shall perform all other acts which the other party reasonably requests in order to carry out this Agreement and the transactions contemplated hereby.

10.12.  Survival. The provisions of Section 2, Section 5, Section 8, and Section 9 shall survive the Closing.

10.13 Applicable Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its Conflicts of Laws principles. Venue and jurisdiction for all purposes shall be in the courts located in Broward County, Florida.

10.14  JURY WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP CONTEMPLATED HEREBY.

10.15 Fees and Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In any action brought to enforce the terms of this Agreement or any guarantee of obligations hereunder, the prevailing party shall be entitled to recover all costs of enforcement and litigation, including but not limited to reasonable attorney's fees. As used in this Agreement the term "prevailing party" means that party whose position is substantially upheld in a final judgment rendered in any litigation or proceeding, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed the day and year first above written.

ASSET SELLER:      ASSET BUYER:

Beach House, LLC     Ark Restaurant Corp.
an Florida limited liability company    a New York corporation

By: /s/ Katie Boyle /s/ Michael Weinstein
Printed Name: Katie Boyle    Printed Name: Michael Weinstein
Title: Manager      Title: Chairman of the Board, Chief Executive         Officer

The following party joins in this Agreement to acknowledge the contingency of providing a Lease containing terms and provisions acceptable to Asset Buyer.

REAL PROPERTY OWNER:
Boyle Beach House, LLC
a Florida limited liability company

By: /s/ John J. Boyle III
Printed Name: John J. Boyle III
Title: Manager

EXHIBIT SCHEDULES

EXHIBIT “A”      Legal Description

EXHIBIT “B”      Purchased Assets

EXHIBIT “C”      Site plan of Restaurant Property

EXHIBIT “D”      Site plan of Parking Property

EXHIBIT “E”      Due Diligence Request List

PARAGRAPH
1.2       Excluded Assets

1.3       Assumed Liabilities

5.6       Legal Proceedings

5.8       Permits and Licenses

5.9 Contracts, Agreements, Commitments, Personal
Property Leases

5.12  Broker

5.15 (a) Written Employment Agreements and Health
Insurance Recipients

5.15 (b) Name and current compensation of employees

EXHIBIT “A’
LEGAL DESCRIPTION

EXHIBIT “B”
PURCHASED ASSETS

EXHIBIT “C”
SITE PLAN OF RESTAURANT PROPERTY

EXHIBIT “D”
SITE PLAN OF PARKING PROPERTY

EXHIBIT “E”
DUE DILIGENCE REQUEST LIST

PARAGRAPH 1.2
EXCLUDED ASSETS

PARAGRAPH 1.3
ASSUMED LIABILITIES

PARAGRAPH 5.6
LEGAL PROCEEDINGS

PARAGRAPH 5.8
PERMITS AND LICENSES

PARAGRAPH 5.9
CONTRACTS, AGREEMENTS, COMMITMENTS, PERSONAL PROPERTY LEASES

PARAGRAPH 5.12
BROKER
Sussman Restaurant Brokerage
6 NE 1st Avenue
Boca Raton, Florida 33432

PARAGRAPH 5.15 (a)
WRITTEN EMPLOYMENT AGREEMENT

PARAGRAPH 5.15 (b)
NAME AND CURRENT COMPENSATION OF EMPLOYEES